HSBC Sustainable Structured Investments Bringing together investors to create a better planet ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-223208 June 30, 2020

HSBC’s Commitment to the UN Sustainable Development Goals HSBC is embracing the catalyzing role its lending activities can play towards the achievement of the United Nations’ Sustainable Development Goals (UNSDGs). HSBC SDG Investment: How it works HSBC has set up the following process to review projects, making sure the proceeds have maximum positive impact. Project Selection Process Submitted projects are reviewed by HSBC Group Sustainability, and other teams, to ensure the project adheres to the SDG standard Reviewed projects, with HSBC Group Sustainability recommendations, are passed to the HSBC Green Bond Committee The HSBC Green Bond Committee then asses the project based on: SDG standards and benchmarks; comparison to feasible alternatives; impact effect; intended beneficiaries, and ratifies for inclusion or exclusion from Use of Funds Use of Proceeds CLIMATE ACTION AFFORDABLE & CLEAN ENERGY INDUSTRY INNOVATION QUALITY EDUCATION SUSTAINABLE CITIES & COMMUNITIES CLEAN WATER & SANITATION GOOD HEALTH & WELL-BEING In November 2017, HSBC introduced a new type of sustainable bond program based on the UNSDGs – the first of its kind offered by a private sector company. The $100 billion to be raised will be used to help fight climate change, as well as reduce poverty and inequality. The funds will support a range of projects such as building hospitals, schools, small scale renewable energy power plants, LEED certified buildings, and public railway systems. HSBC’s Sustainable Structured Investments

HSBC’s Innovation Bringing together investors to create a better planet HSBC has always been focused on creating opportunities for investors. The HSBC 2018 Sustainable Financing and ESG Investing report found that 61.4% of investors globally have an ESG strategy. In order to meet the needs of our clients, HSBC is aggressively innovating products and services to enable investors of every level to take part in this new opportunity. Beyond the Socially Conscious priority, many investors are applying ESG considerations to their portfolios because of long-term risks. These risk issues include climate change, avoiding companies that could experience crisis related to environmental concerns, as well as avoiding companies with potentially more reputational risk. The long-term strategy behind sustainable investing Sustainable Investing by the numbers* Long-term risk 54% of investors who are interested in applying Environmental, Social and Governance to their investments are motivated by long-term risks. Societal good 63% of investors said they wanted to have an impact on society, or supporting stricter regulations to help others. Performance 44% of asset owners answered that expectation of better performance was a factor their sustainable investment strategies. Regulatory requirements 13% of investors responded that they were considering applying ESG to investments in part based on regulatory requirements. HSBC: Leading the industry in ESG innovation #1 World's Best Bank for Sustainable Finance Euromoney 2019 #1 SRI and Integrated Climate Change Research Extel 2019 #1 Climate Change research team for 5 consecutive years Extel 2018 #1 Dealogic Sustainability Bond League Table Dealogic 2019 #1 on Global Green Bonds league table Dealogic July 2019 This is not a recommendation, offer or solicitation to purchase or sell any CD, security, commodity, currency or other instrument. The information herein does not consider specific objectives, circumstances or needs of individual recipients. Recipients of this information should seek financial advice regarding the appropriateness of investing in any CD, security, commodity, currency or derivative instrument or strategy contained herein. HSBC Bank USA, NA. © 2019 HSBC Bank USA, NA. All rights reserved. *Source: Source: Smart Beta 2018 Global Survey Findings from 185 asset owners, FTSE Russell, June 2018

Important Information: This brochure is for informational purposes only and intended to provide a general overview of HSBC’s commitment to the UN Sustainable Development Goals and does not provide the terms of any specific issuance of structured investments. Prior to any decision to invest in a specific structured investment, investors should carefully review the disclosure documents for such issuance which contains a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information. HSBC Bank USA, N.A. and HSBC USA Inc., are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, officers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. Prior to investing in any debt obligation issued by HSBC USA Inc. or HSBC Bank USA, N.A. or any certificate of deposit issued by HSBC Bank USA, N.A., you should carefully review the related disclosure document to understand the risks related to the debt obligation or certificate of deposit and the specific issuer. This brochure discusses a number of different HSBC entities and you should fully inform yourself about the specific HSBC issuer prior to making any investment in its debt obligations. HSBC Holdings plc, HSBC North America Holdings Inc. and other affiliated entities are not liable for any of the obligations of HSBC USA Inc. or HSBC Bank USA, N.A. HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. © 2019 HSBC USA Inc. All rights reserved.